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Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	CONTACTS:	PRESS RELATIONS BETSY CASTENIR (212) 339-3424
INVESTOR RELATIONS ROBERT TUCKER (212) 339-0861

FSA THIRD QUARTER 2003 FINANCIAL RESULTS

NET INCOME
$66 Million in Q3 03 (+92% vs. Q3 02)
$200 Million in 9M 03 (+49% vs. 9M 02)

ORIGINATIONS (PRESENT VALUE)
$259 Million in Q3 03 (+3% vs. Q3 02)
$692 Million in 9M 03 (+11% vs. 9M 02)

        New York, New York, November 6, 2003—Financial Security Assurance Holdings Ltd. (the Company), the holding company for bond insurer Financial Security Assurance Inc. (FSA), reported third quarter 2003 net income of $66.1 million, an increase of 92.1% over third quarter net income a year ago. Comparing the nine-month periods of this year and last, net income rose 49.3% to $200.0 million.

        Operating earnings were $63.0 million for the third quarter and $194.1 million for the first nine months, representing increases of 17.0% and 23.9%, respectively, over the results in last year's comparable periods. (The Company has restated operating earnings for the third quarter of 2002 to reflect the definition it adopted in the fourth quarter of 2002. See "Non-GAAP Terms" below for definitions of operating earnings, adjusted book value and present value originations. Reconciliations of operating earnings to net income and of adjusted book value to book value also appear below.)

        Shareholders' equity (book value) was $2.1 billion and adjusted book value (ABV) was $3.0 billion at September 30, 2003. Over the past twelve months, ABV grew 17.4% excluding realized and unrealized capital gains and losses in the investment portfolio and 16.3% including such gains and losses. (The Company paid no dividends during the past twelve months.)

        Third quarter present value (PV) originations were $259.3 million, compared with $251.4 million for the same period last year. Robert P. Cochran, chairman and chief executive officer of FSA Holdings and FSA, said: "This was our best third quarter production ever. Market conditions, both volume and pricing, have been good and are expected to remain favorable through year-end.

        "FSA continued to achieve excellent results in the high-volume U.S. municipal market. Our international business continued to grow and diversify, although none of the large infrastructure transactions in our pipeline closed in the quarter. In general, we are very comfortable with the volume and quality of the international transactions in the works. In the U.S. asset-backed market, which continues robust growth, our activity was limited by tight spreads, aggressive credit terms and our own conservative credit appetite. Nonetheless, we found a number of significant transactions in the collateralized loan obligation, auto loan and residential mortgage sectors that met our underwriting and pricing requirements."

BUSINESS PRODUCTION

GROSS PAR INSURED OF NEW ORIGINATIONS
(Dollars in billions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
U.S Municipal Obligations	$17.5	$13.0	$44.2	$37.0
U.S. Asset-Backed Obligations(1)	5.3	10.2	11.8	33.6
International Obligations	4.7	1.7	8.2	13.3

Total(1)(2)	$27.5	$24.9	$64.2	$83.9

(1)
U.S. asset-backed amounts for the three- and nine-month periods ended September 30, 2002 have been restated to exclude guaranteed investment contract (GIC) originations.

(2)
Excludes amounts relating to FSA-insured GICs issued by the Company's GIC subsidiaries (FSA Capital Markets Services LLC and FSA Capital Management Services LLC), which are consolidated in the Company's financial statements. The outstanding par amount of such GICs is reflected as insurance exposure in FSA's financial statements but as GIC liabilities in the consolidated statements of the Company. As a result, the outstanding insurance exposures reported by FSA and the Company differ.

GROSS PV ORIGINATIONS
(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
U.S Municipal Obligations(1)	$160.0	$103.1	$368.6	$253.6
U.S. Asset-Backed Obligations(1)(2)	51.1	50.2	138.2	163.1
International Obligations(1)	35.1	67.0	153.8	151.7
Financial Products(3)	13.1	31.1	31.4	57.7

Total	$259.3	$251.4	$692.0	$626.1

(1)
Present value of premiums originated (PV premiums). The discount rate was 5.91% in each period.

(2)
U.S. asset-backed amounts for the three- and nine-month periods ended September 30, 2002 have been restated to exclude GIC originations.

(3)
Present value of future net interest margin from GICs issued to municipalities and other market participants. The discount rate was 5.91% in each period.

        Municipal.    Year-to-date, new issue volume in the U.S. municipal bond market reached a record $287.2 billion, and insurance penetration was approximately 53%, compared with 50% in last year's comparable period. In this environment, FSA insured approximately 27% of the insured new issues sold during the nine-month period.

        FSA guaranteed a par amount of $17.5 billion of U.S. primary and secondary municipal obligations with closing dates in the third quarter, an increase of 34.6% over the amount insured in the prior year's comparable period. FSA's U.S. municipal PV premium originations were $160.0 million for the quarter, 55.2% higher than in the third quarter of 2002. Average premium rates continued to be strong across municipal sectors and were boosted further by a higher proportion of transportation and health care transactions, which tend to have higher premiums relative to par. For the nine months, FSA's U.S. municipal par originated rose 19.3% to $44.2 billion, and PV premiums increased 45.3% to $368.6 million.

        Asset-backed.    For the third quarter, the Company's U.S. asset-backed par originated was $5.3 billion, compared with $10.2 billion in the third quarter of last year, but asset-backed PV premiums increased slightly to $51.1 million. The decline in par insured largely reflected reduced activity in Super Triple-A credit default swaps (CDS) and Triple-A mortgage-backed securities, both of which tend to have low premium rates, and increased activity in higher premium sectors, such as residential mortgage net interest margin securitizations and collateralized loan obligations. For the first nine months, FSA's U.S. asset-backed par originated declined 64.8% to $11.8 billion, and PV premiums declined 15.3% to $138.2 million.

        International.    For the third quarter, FSA insured $4.7 billion par of international obligations, generating $35.1 million of PV premiums, versus $1.7 billion of par and $67.0 million of PV premiums in the third quarter of 2002. FSA executed a variety of European infrastructure finance and asset-backed transactions during the quarter. The decline in PV premiums despite the increase in par primarily reflects a single high-premium infrastructure transaction executed in the same period a year ago, as well as certain high-quality, high-par asset-backed transactions in the third quarter of this year. For the first nine months, FSA's international par originated declined to $8.2 billion from $13.3 billion, while PV premiums increased to $153.8 million from $151.7 million. International PV premiums have increased slightly over the first three quarters despite the decline in par insured primarily because of a shift in the asset-backed business mix from Super Triple-A pooled corporate CDS to a broader range of transactions.

        Financial Products.    The financial products segment comprises guaranteed investment contracts (GICs) issued by the Company's GIC subsidiaries and the operations of FSA Global Funding Limited (FSA Global) and Premier International Funding Co. (Premier), two entities that the Company consolidated in the third quarter. (FSA Global is managed as a "matched funding vehicle," in which the proceeds from the issuance of FSA-guaranteed notes are invested in obligations having cash flows substantially matched to those of, and maturing prior to, such notes. Premier is principally engaged in debt defeasance for lease transactions.)

        The present value of future net interest margin (PVNIM) in this segment was $13.1 million in the third quarter and $31.4 million in the first nine months of 2003, compared with $31.1 million and $57.7 million in the respective comparable periods of last year. Substantially all of this PVNIM was generated by the GIC business. Third-quarter PVNIM declined primarily because of three high-value-added transactions in the third quarter of 2002 that represented special opportunities. In addition, the low interest rate environment has led to reduced demand for long-term GICs throughout the year, and the year-to-date results were affected by previously disclosed regulatory constraints that limited the GIC business until April 2003, when an exemption from the Investment Company Act was received.

ANALYSIS OF FINANCIAL RESULTS

RECONCILIATION OF NET INCOME TO OPERATING EARNINGS
(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net Income	$66.1	$34.4	$200.0	$133.9
Less mark-to-market of pooled CDS, net of taxes(1)	3.1	(19.5)	5.9	(22.7)

Operating Earnings(2)	$63.0	$53.9	$194.1	$156.6

(1)
This item pertains to SFAS No. 133 adjustments for FSA-insured CDS that reference pools of financial obligations and are of investment-grade quality.

(2)
This definition of operating earnings differs from that used in FSA's financial reporting prior to the fourth quarter of 2002. The amounts for the three- and nine-month periods ended September 30, 2002 have therefore been restated.

NOTEWORTHY ITEMS INCLUDED IN NET INCOME
(All items shown net of taxes. Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Refundings, calls or other accelerations(1)	$5.2	$3.3	$11.2	$8.1
Realized gains, net(2)	0.1	1.9	3.0	19.5
Equity-based compensation(2)	(4.9)	(5.3)	(18.1)	(15.1)
General reserve contribution for estimated loss on CDOs(2)	(5.5)		(6.5)	(22.1)
Mark-to-market of single-name CDS program(2)		(15.0)		(28.3)
Equity earnings in Fairbanks	(11.0)	3.5	(9.3)	8.5
Cumulative accounting adjustment(3)	4.8		4.8
Accelerated amortization of debt issuance costs(4)	(2.1)		(2.1)

(1)
Net of deferred acquisition cost amortization

(2)
Excluded from operating earnings under the definition used prior to the fourth quarter of 2002

(3)
Effective for the third quarter of 2003, the Company applied FIN No. 46 to two variable interest entities, Canadian Global Funding Corporation and FSA Global Funding Limited, which it therefore consolidated. These events were recorded as a cumulative effect of a change in accounting principle.

(4)
Reflects defeasance of 6.950% Senior QUIDS due November 1, 2098 (see "Debt Issue and Redemption" below)

        NET INCOME.    The $66.1 million of third quarter net income is 92.1% higher than in the third quarter of 2002. Expenses in the third quarter of last year included an after-tax mark-to-market charge of $15.0 million in connection with the termination of a diversified portfolio of single-name CDS and after-tax mark-to-market adjustments of $19.5 million for pooled CDS (see "Operating Earnings" below). After-tax capital gains were $0.1 million in the third quarter of 2003, compared with $1.9 million in the comparable period of last year. For the first nine months, net income rose 49.3% to $200.0 million.

        For the third quarter of 2003, the Company's equity in the earnings of Fairbanks Capital Holding Corp. (Fairbanks), a mortgage servicing holding company in which the Company owns a minority interest, was recorded as a pre-tax loss of $11.8 million, compared with pre-tax income of $3.7 million in the third quarter of 2002. The decrease in the Company's equity in the earnings of Fairbanks for the quarter was largely a result of estimated Federal Trade Commission (FTC) and related litigation settlement charges accrued. For the first nine months of 2003 the Company's pre-tax equity in the earnings of

Fairbanks was a pre-tax loss of $10.0 million compared with pre-tax income of $9.2 million for the prior year. At September 30, 2003, the Company's interest in Fairbanks had a book value of $49.9 million, including unamortized goodwill of $7.6 million. While the Company does not believe the investment is currently impaired, the final outcome of the FTC and related investigations must be known before the Company can reasonably assess the value of its investment in Fairbanks.

        During the third quarter of 2003, the Company applied FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN No. 46) to Canadian Global Funding Corporation and FSA Global, which it therefore consolidated on the Company's financial statements. The resulting cumulative effect of a change in accounting principle added $4.8 million to net income. FSA also took control of and consolidated Premier, which had no material effect on net income. The consolidation of all three entities increased assets and liabilities by $1.9 billion.

        The Company has always included in net income the full future-value payout cost of its performance share program, which is the Company's only equity-based compensation program.

        OPERATING EARNINGS.    Operating earnings exclude only mark-to-market adjustments for pooled CDS under Statement of Financial Accounting Standards No. 133 (SFAS No. 133). Such adjustments are expected to sum to zero over time.

        Third quarter operating earnings of $63.0 million are lower than net income because they exclude positive mark-to-market adjustments totaling $4.5 million before taxes and $3.1 million after taxes.    The comparable mark-to-market adjustments in the third quarter of 2002 were charges totaling $28.5 million before taxes and $19.5 million after taxes.

        Operating earnings rose 17.0% for the third quarter and 23.9% for the first nine months compared with last year's comparable-period results.

        GROSS PREMIUMS WRITTEN.    Third quarter gross premiums written were $262.1 million, up 21.8% from $215.2 million in the comparable period of 2002. First nine months gross premiums written were $686.5 million, up 29.4% from $530.6 million in the comparable period of 2002.

        NET PREMIUMS WRITTEN.    Third quarter net premiums written were $182.9 million, up 22.5% from $149.3 million in the comparable period of 2002. First nine months net premiums written were $463.0 million, up 25.2% from $369.7 million in the comparable period of 2002.

        EARNED PREMIUMS.    Third quarter net premiums earned totaled $95.5 million, a 19.2% increase from $80.1 million in last year's comparable period. Third quarter refundings and prepayments were $10.7 million, compared with $6.4 million in the same period of 2002.

        First nine months net premiums earned totaled $263.7 million, a 16.3% increase from $226.8 million in last year's comparable period. First nine months refundings and prepayments were $22.6 million, compared with $15.7 million in the same period of 2002.

        INVESTMENT PORTFOLIO.    Net investment income for the third quarter of 2003 was $39.2 million, an increase of 13.8% over last year's third quarter result. The increase reflected higher invested balances partially offset by lower reinvestment rates stemming from the current low interest rate environment. Net realized gains were $0.2 million in the third quarter of 2003 and $2.8 million in the same period of 2002. The Company's effective tax rate on investment income (excluding the effects of realized gains and losses and variable interest entities) was 9.6% for the third quarter of 2003, compared with 9.9% for the same period of the prior year. For the first nine months, net investment income was $113.5 million and net realized gains were $4.0 million, compared with $103.0 million and $26.8 million, respectively, in last year's comparable period.

        The Company's investment portfolio totaled $3.6 billion at September 30, 2003, compared with $3.2 billion at December 31, 2002. These amounts exclude assets of the GIC subsidiaries and Global Funding.

        NET INTEREST MARGIN.    Third quarter net interest margin for the financial products segment was $1.7 million, compared with $3.5 million in last year's comparable period. The first nine months' net interest margin was $3.8 million, compared with $6.1 million in last year's comparable period.

        EXPENSES AND RESERVES.    For the third quarter, policy acquisition and other operating expenses increased to $28.2 million, or $3.8 million higher than in last year's third quarter. Losses and loss adjustment expenses, net of reinsurance, were $14.6 million ($10.3 million after taxes) in the third quarter of 2003.    In the third quarter of 2002, losses and loss adjustment expenses, net of reinsurance, were $8.9 million ($6.2 million after taxes). Additions to reserves represent management's estimate of the amount required to cover the present value of the net cost of claims, based on statistical provisions for new originations and a separate review of the insured CDO portfolio. At September 30, 2003, FSA's general reserve totaled $91.4 million. During the third quarter of 2003, net transfers from the general reserve to case reserves totaled $12.7 million, primarily for CDOs. Transfers from general to case reserves represent a reallocation of existing loss reserves and have no impact on earnings. At September 30, 2003, case and general reserves in aggregate totaled $173.8 million, compared with $147.7 million at December 31, 2002.

DEBT ISSUE AND REDEMPTION

        As previously disclosed, on July 31, 2003, the Company issued $100 million of 5.60% Notes due July 15, 2103 and callable on or after July 31, 2008. The Company also announced that it would use the proceeds from the debt offering to redeem in full, on November 1, 2003, its 6.950% Senior Quarterly Income Debt Securities (6.950% Senior QUIDS) due November 1, 2098. As of September 25, 2003, the Company delivered to the bond trustee sufficient collateral to defease its 6.950% Senior QUIDS. The pre-tax unamortized debt issuance costs of $3.2 million for the 6.950% Senior QUIDS were reflected as part of interest expense in net income for the third quarter of 2003. Subsequently, the trustee used the defeasance collateral to redeem all of the 6.950% Senior QUIDS.

ADDITIONAL INFORMATION

        The Company will post its current Operating Supplement to its website, www.fsa.com, today. The Operating Supplement contains additional information about results for the period covered in this release. On the Investor Presentations page of its website, the Company will also post updated information about its insured securitization program with AmeriCredit Corp.

NON-GAAP TERMS

        Management and investors consider the measures listed and defined below to be important in analyzing the financial results of the Company. However, none of these measures are promulgated in accordance with accounting principles generally accepted in the United States of America and should not be considered as substitutes for shareholders' equity, net income, revenues, expenses and gross premiums written.

        Operating earnings—Net income before the effects of mark-to-market adjustments for pooled CDS under Statement of Financial Accounting Standards No. 133 (SFAS No. 133). Under SFAS No. 133, the Company marks to market certain CDS transactions based on an estimate of fair value derived from pricing of insurance premiums in the credit default swap market during the applicable period. For purposes of calculating operating earnings, pooled CDS are defined as FSA-insured credit default swaps that reference pools of financial obligations and require payments by the Company if losses exceed a defined deductible providing an investment-grade level of protection to the Company. Management considers operating earnings a key measure of normal operating results, as the SFAS No. 133 adjustments for each guaranteed credit default swap are expected to sum to zero over the life of the transaction.

        Present value originations (PV originations)—For business originated in a given period, the sum of PV premiums (future installment premiums discounted to their present value plus upfront premiums) and the present value of future net interest margin from financial products, such as guaranteed investment contracts. The Company considers PV originations and PV premiums to be important indicators of a given period's origination activity because a substantial portion of the Company's premiums is collected in installments.

        Adjusted book value—Book value plus the after-tax present value of net deferred premium revenue, installment premiums and future net interest margin less deferred expenses. Management and some equity analysts use adjusted book value per common share as a proxy for the Company's intrinsic value, exclusive of franchise value.

RECONCILIATION OF BOOK VALUE TO ADJUSTED BOOK VALUE
(Dollars in millions)

	September 30, 2003	December 31, 2002
Book Value(1)	$2,076.5	$1,868.4
After-tax value of:
Net deferred premium revenue, net of deferred acquisition cost	538.4	407.6
Present value of future installment premiums and present value of future net interest margin(2)	418.4	411.3

Adjusted Book Value	$3,033.3	$2,687.3

(1)
Includes the effect of after-tax unrealized gains in the investment portfolio, which was $146.2 million at September 30, 2003 and $134.7 million at December 31, 2002.

(2)
The discount rate varies according to the year of origination. For each year's originations, the Company calculates the discount rate as the average pre-tax yield on its investment portfolio for the previous three years. The rate for 2003 is 5.91%. The rates were 5.91%, 5.79% and 5.77% for origination years 2002, 2001 and 2000, respectively.

FORWARD-LOOKING STATEMENTS

        The Company relies upon the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. This safe harbor requires that the Company specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of the Company. Accordingly, forward-looking statements by the Company and its affiliates are qualified by reference to the following cautionary statements.

        In its filings with the SEC, reports to investors, press releases and other written and oral communications, the Company from time to time makes forward-looking statements. Such forward- looking statements include, but are not limited to, (i) projections of revenues, income (or loss), earnings (or loss), dividends, market share or other financial forecasts; (ii) statements of plans, objectives or goals of the Company or its management, including those related to growth in adjusted book value or return on equity; and (iii) expected losses on, and adequacy of loss reserves for, insured transactions. Words such as "believes", "anticipates", "expects", "intends" and "plans" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        The Company cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by the Company. These factors include: (i) changes in capital requirements or other criteria of securities rating agencies applicable to financial guaranty insurers in general or to FSA specifically; (ii) competitive forces, including the conduct of other financial guaranty insurers in general; (iii) changes in domestic or foreign laws or regulations applicable to the Company, its competitors or its clients; (iv) changes in accounting principles or practices that may result in a decline in securitization transactions; (v) an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting transactions insured by FSA or its investment portfolio; (vi) inadequacy of loss reserves established by the Company; (vii) temporary or permanent disruptions in cash flow on FSA-insured structured transactions attributable to legal challenges to such structures; (viii) downgrade or default of one or more of FSA's reinsurers; (ix) the amount and nature of business opportunities that may be presented to the Company; (x) market conditions, including the credit quality and market pricing of securities issued; (xi) capacity limitations that may impair investor appetite for FSA-insured obligations; (xii) market spreads and pricing on insured credit default swap exposures, which may result in gain or loss due to mark-to-market accounting requirements; (xiii) prepayment speeds on FSA-insured asset-backed securities and other factors that may influence the amount of installment premiums paid to FSA; (xiv) changes in the value or performance of strategic investments made by the Company and (xv) other factors, most of which are beyond the Company's control. The Company cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by the Company speak only as of the date on which they are made, and the Company does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.

THE COMPANY

        Financial Security Assurance Holdings Ltd. (FSA Holdings) is a New York-headquartered holding company whose subsidiaries provide financial guarantees in both the public and private sectors around the world. Its principal operating subsidiary, Financial Security Assurance Inc. (FSA), is a leading guarantor of municipal bonds, infrastructure financings and asset-backed securities. FSA has earned Triple-A ratings, the highest ratings available, from Fitch Ratings, Moody's Investors Service, Inc., Standard & Poor's Ratings Services and Rating and Investment Information, Inc. FSA Holdings is a member of the Dexia group. For additional information, visit www.fsa.com.

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	September 30, 2003	December 31, 2002
ASSETS
Bonds at market value (amortized cost of $3,203,178 and $2,615,173)	$3,436,759	$2,829,763
Short-term investments	163,348	375,688

Total financial guaranty investment portfolio	3,600,107	3,205,451
Variable interest entities bonds at market value (amortized cost of $1,389,953)	1,386,777
Variable interest entities short-term investment portfolio	6,723
Guaranteed investment contract bond portfolio at market value (amortized cost of $3,206,339 and $1,840,949)	3,203,909	1,827,312
Guaranteed investment contract bond portfolio pledged as collateral at market value (amortized cost of $91,789)	87,205
Guaranteed investment contract short-term investment portfolio	151,082	4,632

Total investment portfolio	8,435,803	5,037,395
Cash	19,839	31,368
Securitized loans	457,649	437,462
Deferred acquisition costs	258,719	253,777
Prepaid reinsurance premiums	668,144	557,659
Investment in unconsolidated affiliates	113,247	115,833
Reinsurance recoverable on unpaid losses	84,963	75,950
Other assets	946,238	518,039

TOTAL ASSETS	$10,984,602	$7,027,483

LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS' EQUITY
Deferred premium revenue	$1,766,830	$1,450,211
Losses and loss adjustment expenses	258,751	223,618
Guaranteed investment contracts	3,191,769	2,449,033
Variable interest entities debt	2,238,734
Deferred federal income taxes	140,307	124,310
Notes payable	626,572	430,000
Accrued expenses and other liabilities	685,129	481,941

TOTAL LIABILITIES AND MINORITY INTEREST	8,908,092	5,159,113

Common stock (200,000,000 shares authorized; 33,517,995 issued; par value of $.01 per share)	335	335
Additional paid-in capital—common	900,166	903,494
Accumulated other comprehensive income (net of deferred income taxes of $74,177 and $66,270)	146,156	134,683
Accumulated earnings	1,029,853	829,858
Deferred equity compensation	23,445	23,445
Less treasury stock at cost (297,658 shares held)	(23,445)	(23,445)

TOTAL SHAREHOLDERS' EQUITY	2,076,510	1,868,370

TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDERS' EQUITY	$10,984,602	$7,027,483

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Net premiums written	$182,946	$149,304	$463,015	$369,731

Net premiums earned	95,460	80,087	263,708	226,838
Net investment income	39,218	34,457	113,527	102,955
Net realized gains	151	2,803	4,044	26,760
Financial products net interest income	17,041	9,612	36,947	17,787
Financial products net realized gains (losses)		54	(1,096)	54
Net realized and unrealized gains (losses) on derivative instruments	8,259	(54,296)	10,399	(78,994)
Other income	290	646	1,917	1,828

TOTAL REVENUES	160,419	73,363	429,446	297,228

Expenses:
Losses and loss adjustment expenses	14,638	8,876	27,533	50,995
Interest expense	11,750	5,880	25,921	17,622
Policy acquisition costs	16,349	13,292	43,285	39,169
Financial products net interest expense	15,060	6,117	29,289	11,640
Other operating expenses	11,872	11,110	44,811	32,094

TOTAL EXPENSES	69,669	45,275	170,839	151,520

Minority interest	(3,025)	(1,435)	(7,745)	(5,650)
Equity in earnings of unconsolidated affiliates	(5,874)	6,784	3,512	19,664

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	81,851	33,437	254,374	159,722
Benefit (provision) for income taxes	(20,570)	959	(59,179)	(25,801)

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	61,281	34,396	195,195	133,921
Cumulative effect of accounting change, net of income taxes of $2,598	4,800		4,800

NET INCOME	66,081	34,396	199,995	133,921
Other comprehensive income, net of tax:
Unrealized gains (losses) on securities:
Holding gains (losses) arising during period	(27,218)	75,240	14,180	110,160
Less: reclassification adjustment for gains included in net income	229	2,022	2,707	19,577

Other comprehensive income (loss)	(27,447)	73,218	11,473	90,583

COMPREHENSIVE INCOME	$38,634	$107,614	$211,468	$224,504

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  Exhibit 99.1
FSA THIRD QUARTER 2003 FINANCIAL RESULTS NET INCOME $66 Million in Q3 03 (+92% vs. Q3 02) $200 Million in 9M 03 (+49% vs. 9M 02) ORIGINATIONS (PRESENT VALUE) $259 Million in Q3 03 (+3% vs. Q3 02) $692 Million in 9M 03 (+11% vs. 9M 02)
GROSS PAR INSURED OF NEW ORIGINATIONS (Dollars in billions)
GROSS PV ORIGINATIONS (Dollars in millions)
RECONCILIATION OF NET INCOME TO OPERATING EARNINGS (Dollars in millions)
NOTEWORTHY ITEMS INCLUDED IN NET INCOME (All items shown net of taxes. Dollars in millions)
RECONCILIATION OF BOOK VALUE TO ADJUSTED BOOK VALUE (Dollars in millions)
FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share data)
FINANCIAL SECURITY ASSURANCE HOLDINGS LTD. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Dollars in thousands)